Exhibit 5.1

Hogan Lovells US LLP 1835 Market Street, 29th Floor Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

January 19, 2017

Board of Directors

Zynerba Pharmaceuticals, Inc.

80 W. Lancaster Avenue, Suite 300

Devon, PA 19333

Ladies and Gentlemen:

We are acting as counsel to Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of up to 3,220,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), all of which shares are to be sold by the Company pursuant to the Company’s effective registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2016 (File No. 333-213430) (the “Registration Statement”), a base prospectus dated September 12, 2016 (the “Base Prospectus”), and a final prospectus supplement dated January 19, 2017, (together with the Base Prospectus, the “Prospectus”).  The Shares are being sold pursuant to an Underwriting Agreement, dated January 19, 2017, by and between the Company and Jefferies, LLC, acting as representative of the several underwriters named in Schedule A thereto (the “Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the

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resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP